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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 3)1


                             Homestead Bancorp, Inc.
                ------------------------------------------------
                                (Name of Issuer)

                           Common Stock $.01 Par Value
                ------------------------------------------------
                         (Title of Class of Securities)

                                    437698103
                ------------------------------------------------
                                 (CUSIP Number)


                ------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                |_| Rule 13d-1(b)

                                |X| Rule 13d-1(c)

                                |_| Rule 13d-1(d)




----------------------

         /1/

         The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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============================                        ============================

CUSIP No. 437698103                 13G               Page 2 of 7 Pages
============================                        ============================

================================================================================

 1.        NAME OF REPORTING PERSONS  -                     Knott Partners, L.P.
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
           T.I.N. #11-2835793
--------------------------------------------------------------------------------

 2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)  |_|

                                                                        (b) |X|
--------------------------------------------------------------------------------

 3.        SEC USE ONLY

--------------------------------------------------------------------------------

 4.        CITIZENSHIP OR PLACE OF ORGANIZATION
           New Jersey, U.S.A.

--------------------------------------------------------------------------------

      NUMBER OF SHARES        5.      SOLE VOTING POWER:                 60,000

                              --------------------------------------------------

   BENEFICIALLY OWNED BY      6.      SHARED VOTING POWER:                    0
                              --------------------------------------------------

       EACH REPORTING         7.      SOLE DISPOSITIVE POWER:            60,000

                              --------------------------------------------------

        PERSON WITH           8.      SHARED DISPOSITIVE POWER:               0
--------------------------------------------------------------------------------

9.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON:                                             60,000
--------------------------------------------------------------------------------

10.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9
           EXCLUDES CERTAIN SHARES*                                         |_|

--------------------------------------------------------------------------------

11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                 6.4%

--------------------------------------------------------------------------------

12.        TYPE OF REPORTING PERSON*                                         PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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============================                        ============================

CUSIP No. 437698103                 13G                Page 3 of 7 Pages
================================================================================

 1.        NAME OF REPORTING PERSONS                             David M. Knott
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------

 2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) |_|

                                                        (b) |X|

--------------------------------------------------------------------------------

 3.        SEC USE ONLY

--------------------------------------------------------------------------------

 4.        CITIZENSHIP OR PLACE OF ORGANIZATION         United States of America

--------------------------------------------------------------------------------

      NUMBER OF SHARES        5.      SOLE VOTING POWER:               60,000

                              --------------------------------------------------

   BENEFICIALLY OWNED BY      6.      SHARED VOTING POWER:             25,300

                              --------------------------------------------------

       EACH REPORTING         7.      SOLE DISPOSITIVE POWER:          60,000

                              --------------------------------------------------

        PERSON WITH           8.      SHARED DISPOSITIVE POWER:        29,300
--------------------------------------------------------------------------------

9.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON:                                   89,300

--------------------------------------------------------------------------------

10.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
           EXCLUDES CERTAIN SHARES*                                   |_|

--------------------------------------------------------------------------------

11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9            9.5%

--------------------------------------------------------------------------------

12.        TYPE OF REPORTING PERSON*                               IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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Item 1(a)                  Name of Issuer:

                           Homestead Bancorp, Inc.


Item 1(b)                  Address of Issuer's Principal Executive offices:

                           195 North Sixth Street
                           Ponchatoula, Louisiana 70454


Item 2(a)                  Name of Person Filing:

                           1.  Knott Partners, L.P.
                           2.  David M. Knott


Item 2(b) Address of Principal Business Office or, if none, residence:

                           1.  485 Underhill Boulevard, Suite 205
                               Syosset, New York 11791
                           2.  485 Underhill Boulevard, Suite 205
                               Syosset, New York 11791


Item 2(c)                  Citizenship:

                           1.  New Jersey (Place of Organization)
                           2.  United States of America


Item 2(d)                  Title of Class of Securities:

                           Common Stock $.01 Par Value


Item 2(e)                  CUSIP Number:

                           437698103

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Item 3            If this statement is filed pursuant to Rules 13d-1(b), or
                  13d-2(b) or (c), check whether the person filing is a:

(a)      |_|      Broker or dealer registered under Section 15 of the Exchange
                  Act;

(b)      |_|      Bank as defined in Section 3(a)(6) of the Exchange Act;

(c)      |_|      Insurance company as defined in Section 3(a)(19) of the
                  Exchange Act;

(d)      |_|      Investment company registered under Section 8 of the
                  Investment Company Act;

(e)      |_|      An investment adviser in accordance with Rule
                  13d-1(b)(1)(ii)(E);

(f)      |_|      An employee benefit plan, or endowment fund in accordance with rule 13d-1(b)(l)(ii)(F);

(g)      |_|      A parent holding company, or control person, in accordance with Rule 13d-1(b)(1)(ii)(G);

(h)      |_|      A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act;

(i)      |_|      A church plan that is excluded from the definition of an
                  investment company under Section 3(c)(14) of the Investment
                  Company Act;

(j)      |_|      Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is to filed pursuant Rule 13d-1(c), check this box |X|


Item 4            Ownership:

                  1.  Knott Partners, L.P.
                      See Rows 5 through 9 and 11 on the corresponding page for this person.

                  2.  David M. Knott
                      See Rows 5 through 9 and 11 on the corresponding page for this person.

Item 5            Ownership of Five Percent or Less of a Class

                  N/A

Item 6            Ownership of More than Five Percent on Behalf of Another
                  Person

                  Persons, other than the Reporting Persons hereunder, have the right to receive or the power to direct the receipt of dividends, or the proceeds from the sale, of the securities reported herein other than the securities owned by Knott Partners L.P.

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Item 7            Identification and Classification of the Subsidiary Which
                  Acquired the Security Being Reported on by the Parent Holding Company

                  N/A

Item 8            Identification and Classification of Members of the Group

                  N/A

Item 9            Notice of Dissolution of Group

                  N/A

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Item 10           Certification

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                   KNOTT PARTNERS, L.P.

                                               February 12, 2002
                                   ----------------------------------------
                                                     Date

                                              /s/ David M. Knott
                                   ----------------------------------------
                                                   Signature

                                        David M. Knott/General Partner
                                   ----------------------------------------
                                                  Name/Title

                                               February 12, 2002
                                   ----------------------------------------
                                                     Date

                                              /s/ David M. Knott
                                   ----------------------------------------
                                                   Signature

                                                David M. Knott
                                   ----------------------------------------
                                                     Name